As filed with the Securities and Exchange Commission on August 11, 2016

Registration No. 333-210643

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XENITH BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-2053718
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One James Center, 901 E. Cary Street, Suite 1700 Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Xenith Bankshares, Inc. 2012 Stock Incentive Plan

Colonial Virginia Bank 2004 Equity Compensation Plan

(Full title of the plan)

T. Gaylon Layfield, III

Chief Executive Officer

One James Center

901 East Cary Street

Suite 1700

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 433-2200

(Telephone number, including area code, of agent for service)

Copies to:

W. Lake Taylor, Jr.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

Telephone: (804) 788-8200

Facsimile: (804) 788-8218

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $0.01 per share	3,203,429	N/A	N/A	N/A

(1)	Represents the maximum number of shares of common stock, par value of $0.01 per share, of Xenith Bankshares, Inc., issuable upon the exercise of stock options originally granted by legacy Xenith Bankshares, Inc. under (i) the Xenith Bankshares, Inc. 2012 Stock Incentive Plan, as amended, and (ii) the Colonial Virginia Bank 2004 Equity Compensation Plan.
(2)	These shares were registered under the Registration Statement on Form S-4 (File No. 333-210643) initially filed with the Securities and Exchange Commission on April 7, 2016, as amended by Pre-Effective Amendments Nos. 1 and 2 filed on May 23, 2016 and June 28, 2016, respectively. The filing fee payable in connection with the shares was previously paid in connection with the filing of the Form S-4.

EXPLANATORY STATEMENT

Xenith Bankshares, Inc. (the “Company”) hereby amends its Registration Statement on Form S-4 (File No. 333-210643) initially filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “Commission”) on April 7, 2016, as amended by Pre-Effective Amendments Nos. 1 and 2 filed on May 23, 2016 and June 28, 2016, respectively (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) relating to shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), issuable upon the exercise of outstanding options previously granted by legacy Xenith Bankshares, Inc. (“Legacy Xenith”) under (i) the Xenith Bankshares, Inc. 2012 Stock Incentive Plan, as amended, and (ii) the Colonial Virginia Bank 2004 Equity Compensation Plan (collectively, the “Plans”). These shares of Company Common Stock were originally registered under the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

On July 29, 2016, pursuant to an Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of February 10, 2016, by and between the Company and Legacy Xenith, Legacy Xenith merged with and into the Company (the “Merger”), with the Company surviving the Merger.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Legacy Xenith common stock, par value $1.00 per share (“Legacy Xenith Common Stock”), other than certain specified shares, that was outstanding immediately prior to the Effective Time was converted automatically into the right to receive 4.4 shares (the “Exchange Ratio”) of Company Common Stock, with cash to be paid in lieu of fractional shares (the “Merger Consideration”). Each outstanding share of Company Common Stock remained outstanding and was unaffected by the Merger.

At the Effective Time, each stock option granted by Legacy Xenith pursuant to the Plans (a “Legacy Xenith Option”) relating to shares of Legacy Xenith Common Stock that was outstanding and unexercised as of immediately prior to the Effective Time, and whether or not vested, was converted into an option to acquire, on the same terms and conditions as were applicable under such Legacy Xenith Option immediately prior to the Effective Time, the number of shares of Company Common Stock equal to the number of shares of Legacy Xenith Common Stock subject to such Legacy Xenith Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounding any resultant fractional share down to the nearest whole number of shares), at a price per share of Company Common Stock equal to the price per share under such Legacy Xenith Option divided by the Exchange Ratio (rounding any resultant fractional cent up to the nearest whole cent).

This Registration Statement is being filed to register up to 3,203,429 shares of Company Common Stock issuable upon the exercise of Legacy Xenith Options that were originally granted under the Plans and at the Effective Time were converted into options to acquire Company Common Stock.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Plans as required by Rule 428(b)(1) promulgated under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated in this Registration Statement by reference and made a part hereof:

(i)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-32968);

(ii)	the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016 (File No. 001-32968);

(iii)	the Company’s Current Reports on Form 8-K, filed with the Commission on February 11, 2016, February 16, 2016, July 12, 2016 and July 29, 2016; and

(iv)	the description of the Company Common Stock contained in the Form S-4, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement (other than any such documents or portions thereof that are furnished and not filed) and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of the Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Paul A. Driscoll, Senior Vice President, Corporate Secretary and General Counsel of the Company, has passed on the legality of the shares of Company Common Stock being registered under this Registration Statement (the “Opinion”). As of August 11, 2016, Paul A. Driscoll owned less than 1% of the outstanding shares of Company Common Stock.

Item 6. Indemnification

The Virginia Stock Corporation Act (the “VSCA”) permits the Company to indemnify its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The VSCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director shall not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

The Company’s Bylaws contain provisions indemnifying the directors and officers of the Company to the full extent permitted by Virginia law. In addition, the Company’s the Articles of Incorporation of the Company eliminate the personal liability of directors and officers to the Company or its shareholders for monetary damages to the full extent permitted by Virginia law.

The foregoing is a summary of certain aspects of Virginia law and the Company’s Articles of Incorporation and Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the VSCA and the Company’s Articles of Incorporation and Bylaws, copies of which are filed as exhibits to this Registration Statement.

The Company has also purchased a standard directors’ and officers’ liability policy which will, subject to certain limitations, indemnify the Company and its officers and directors for damages they become legally obligated to pay as a result of any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty committed by directors or officers while acting in their capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 25, 2013 (File No. 001-32968)).

4.1.1	Amendment to the Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 29, 2016 (File No. 001-32968)).

4.2	Bylaws of Hampton Roads Bankshares, Inc. (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on September 24, 2009 (File No. 001-32968)).

4.2.1	Amendment to the Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on February 16, 2016 (File No. 001-32968)).

4.3	Colonial Virginia Bank 2004 Equity Compensation Plan (incorporated by reference to Exhibit 99.1 to Legacy Xenith’s Registration Statement on Form S-8, filed July 8, 2014 (File No. 333-197310)).

4.4	Xenith Bankshares, Inc. 2012 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to Legacy Xenith’s Quarterly Report on Form 10-Q, filed August 8, 2014 (File No. 000-53380)).

5.1	Opinion of Paul A. Driscoll as to the legality of the securities being registered (incorporated by reference to Exhibit 5.1 to the Company’s Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed May 23, 2016 (File No. 333-210643)).

23.1	Consent of Paul A. Driscoll (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith).

23.3	Consent of BDO LLP, Independent Registered Public Accounting Firm (filed herewith).

24.1	Powers of Attorney (included on the Signature Page).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on August 11, 2016.

XENITH BANKSHARES, INC.

By:	/S/ T. GAYLON LAYFIELD, III
	Name:	T. Gaylon Layfield, III
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints T. Gaylon Layfield, III and Thomas W. Osgood his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: August 11, 2016	By:	/S/ T. GAYLON LAYFIELD, III
T. Gaylon Layfield, III
Director and Chief Executive Officer (Principal Executive Officer)

Date: August 11, 2016	By:	/S/ THOMAS W. OSGOOD
Thomas W. Osgood
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Date: August 11, 2016	By:	/S/ JUDY C. GAVANT
Judy C. Gavant
Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

Date: August 11, 2016	By:	/S/ PATRICK E. CORBIN
Patrick E. Corbin
Chairman of the Board

Date: August 11, 2016	By:	/S/ JAMES F. BURR
James F. Burr
Director

Date: August 11, 2016	By:	/S/ HENRY P. CUSTIS JR.
Henry P. Custis Jr.
Director

Date: August 11, 2016	By:	/S/ PALMER P. GARSON
Palmer P. Garson
Director

Date: August 11, 2016	By:	/S/ ROBERT B. GOLDSTEIN
Robert B. Goldstein
Director

Date: August 11, 2016	By:	/S/ ROBERT J. MERRICK
Robert J. Merrick
Director

Date: August 11, 2016	By:	/S/ WILLIAM A. PAULETTE
William A. Paulette
Director

Date: August 11, 2016	By:	/S/ JOHN S. POELKER
John S. Poelker
Director

Date: August 11, 2016	By:	/S/ SCOTT A. REED
Scott A. Reed
Director

Date: August 11, 2016	By:	/S/ THOMAS G. SNEAD, JR.
Thomas G. Snead, Jr.
Director

Date: August 11, 2016	By:	/S/ JON F. WEBER
Jon F. Weber
Director

Date: August 11, 2016	By:	/S/ W. LEWIS WITT
W. Lewis Witt
Director

EXHIBIT INDEX

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 25, 2013 (File No. 001-32968)).

4.1.1	Amendment to the Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on July 29, 2016 (File No. 001-32968)).

4.2	Bylaws of Hampton Roads Bankshares, Inc. (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on September 24, 2009 (File No. 001-32968)).

4.2.1	Amendment to the Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on February 16, 2016 (File No. 001-32968)).

4.3	Colonial Virginia Bank 2004 Equity Compensation Plan (incorporated by reference to Exhibit 99.1 to Legacy Xenith’s Registration Statement on Form S-8, filed July 8, 2014 (File No. 333-197310)).

4.4	Xenith Bankshares, Inc. 2012 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to Legacy Xenith’s Quarterly Report on Form 10-Q, filed August 8, 2014 (File No. 000-53380)).

5.1	Opinion of Paul A. Driscoll as to the legality of the securities being registered (incorporated by reference to Exhibit 5.1 to the Company’s Amendment No. 1 to the Company’s Registration Statement on Form S-4, filed May 23, 2016 (File No. 333-210643)).

23.1	Consent of Paul A. Driscoll (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm (filed herewith).

23.3	Consent of BDO LLP, Independent Registered Public Accounting Firm (filed herewith).

24.1	Powers of Attorney (included on the Signature Page).